CONTACT:	Allison Reid
(914) 640-8514

FOR IMMEDIATE RELEASE

APRIL 22, 2004

STARWOOD REPORTS FIRST QUARTER 2004 RESULTS

WHITE PLAINS, NY, April 22, 2004 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT):

First quarter 2004 Highlights:

•	REVPAR at Same-Store Owned Hotels worldwide and in North America increased 11.6% and 9.4%, respectively, when compared to 2003. ADR increased 4.6% and 2.4% worldwide and in North America, respectively.

•	Globally, for Same-Store Owned Hotels, St. Regis/Luxury Collection REVPAR grew (+14.8%), followed by Sheraton (+13.6%), W Hotels (+11.8%), and Westin (+6.6%), with each of these brands experiencing both ADR and occupancy gains.

•	Total Company Adjusted EBITDA increased 18.7% when compared to 2003.

•	REVPAR growth at North America Same-Store Owned Hotels was +6.5% in January, +4.8% in February and +16.1% in March of 2004.

•	Total Company Adjusted EBITDA margins improved during the quarter despite significant increases in workers compensation and other healthcare related costs.

•	Total Company market share increased during the quarter. At proprietary branded owned hotels in North America, according to Smith Travel Research, market share increased 140 basis points when compared to 2003.

•	Management and franchise fees increased approximately 32.0% when compared to 2003.

•	Starwood Vacation Ownership revenues, which exclude gains on sales of notes receivable, increased 39.1% as contract sales were up 64.3% when compared to 2003.

Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) today reported EPS from continuing operations for the first quarter of 2004 of $0.16 compared to a loss of $0.58 in the first quarter of 2003. Excluding special items, EPS from continuing operations was $0.16 for the first quarter of 2004 compared to a loss of $0.08 in the first quarter of 2003. Income from continuing operations was $33 million in the first quarter of 2004 compared to a loss of $117 million in 2003. Excluding special items, income from continuing operations was $33 million for the first quarter of 2004 compared to a loss of $17 million in 2003. Net income (including discontinued operations) was $34 million and EPS was $0.16 in the first quarter of 2004 compared to net loss of $116 million and loss per share of $0.58 in the first quarter of 2003. Selling, general, administrative and other in the first quarter of 2004 as reflected in our new income statement format includes cost of sales from our new Bliss spa and beauty products business (the revenue from this business is included in management fees, franchise fees and other income), legal settlements, costs associated with our World Conference in January 2004 (the Company did not have a conference in 2003) and an accrual, not payment, for Mr. Sternlicht’s contractual separation payment. First quarter results reflect a 6.3% tax rate. The tax rate for the first quarter of 2004 includes a $3 million net benefit primarily related to the favorable settlement of certain international tax matters.

Barry S. Sternlicht, Chairman and CEO said, “This quarter continues the momentum we saw building in our company the past six months especially now as the world returns to an accelerated travel pattern.”

“It is gratifying to see the strategies and investments we have made in the recession drive our performance now. Powered by our unique global urban and resort footprint, our RevPar rebound exceeded our own “top-of-the-industry” estimates. Our results were further driven by strong growth in our franchise and management fees, by outstanding results at Starwood Vacation Ownership, and by our brands’ market share gains. Our major brands, led by W, Westin and Sheraton, are gaining material market share driven by product and technology innovations, careful property renovations, and by the passion of our associates.”

“I am pleased to once again be able to raise our EBITDA targets for 2004. Reflecting this expectation of a sustained recovery, 81% of our debt is now fixed rate. Our balance sheet is a major corporate asset.”

“Looking forward, we have a robust pipeline of new products to further bolster our brand strength. Sheraton begins a new ad campaign on May 1st. Six Sigma will drive productivity and e-purchasing will continue to drive down our cost of goods sold. I am very pleased with our expanding and global development pipeline. Sheraton is expanding rapidly in Asia, Westin in the domestic and suburban markets, W internationally and into the resort markets, and St. Regis into the residential and resort arena. W will soon announce its first resorts in Maui, Hawaii and the Indian Ocean and its expansion into Europe and Asia. W has more than a dozen significant projects in various stages of development.”

“With the economy stabilizing and our balance sheet strength, we have refocused our efforts on mining the extraordinary value of our asset base. We intend to take advantage of the property sales markets and sell additional noncore assets as the year progresses. In addition, we will embark on a series of important real estate value enhancing projects.

These include the conversion of a portion of our flagship St. Regis New York into residential condominiums and the demolition of the low rise south building at the Sheraton Bal Harbour in Miami, Florida for the construction and sale (in joint venture) of a St. Regis Condo/Hotel and Residences on the four acre site. We are also planning a joint venture to build a W Hotel & Residences on our nine owned acres in the Buckhead area of Atlanta. Other major projects may include the demolition of a low rise building at the Sheraton Toronto to construct a W Condo/Hotel, a similar project in Portland, Oregon on owned land, maximization of our interest in land at the Sheraton Steamboat Springs and the aggressive repositioning of the Sheraton Hyannis and Sheraton Key West. We anticipate these projects being done through joint ventures with our partners providing the majority of the capital. We will also reinvest capital for additional interval ownership projects on our oceanfront 20 acres on Princeville, Kauai, Hawaii and in our recently acquired Sheraton in Poipu, Kauai, as well as the expected conversion of a tower at the Sheraton Cancun, a fractional product on our substantial excess land at the Phoenician as well as the anticipated expansion of timeshare operations into Europe.”

Concluding, Mr. Sternlicht said, “With internal growth intact and our diverse external engines, this is an exciting time for Starwood and our shareholders.”

First Quarter 2004 Operating Results:

Cash flow from operations was $63 million compared to $141 million in 2003. Total Company Adjusted EBITDA was $222 million compared to $187 million in 2003. Total management and franchise fees were $66 million, up $16 million, or 32.0%, from last year and vacation ownership revenue, which exclude gains on sales of notes receivable, was up $36 million when compared to 2003.

REVPAR for Same-Store Owned Hotels worldwide and in North America increased 11.6% and 9.4%, respectively, when compared to 2003. Revenue from transient travel was up 14.9% in North America when compared to 2003. For the sixth quarter in a row, total Company market share in North America increased for the Company’s owned and managed hotels as well as system-wide (owned, managed and franchised) hotels. REVPAR at Same-Store Owned Hotels in North America increased 12.2% at St. Regis/Luxury Collection,11.8% at W, 10.3% at Sheraton, and 5.8% at Westin. REVPAR growth was particularly strong at the Company’s owned hotels in New York, San Francisco, Houston, Washington D.C., Maui and Philadelphia. REVPAR was weaker at owned hotels in San Diego, Chicago and New Orleans. Internationally, Same-Store Owned Hotel REVPAR increased 18.8%, with Europe up 13.7%, Asia Pacific up 50.9%, and Latin America up 17.6%. Excluding the favorable effects of foreign exchange, REVPAR increased 3.9% internationally.

System-wide branded REVPAR for Same-Store Hotels in North America increased 8.7%: W Hotels +11.9%, Westin +10.8%, St. Regis/Luxury Collection +10.3%, Sheraton +7.5%, and Four Points by Sheraton +3.7%.

Starwood Vacation Ownership:

Revenues from the vacation ownership business increased 39.1% to $128 million in the first quarter of 2004 when compared to 2003 as contract sales were up 64.3% reflecting strong demand at our resorts in Maui, Scottsdale, Mission Hills and Orlando. The average price per timeshare unit sold increased approximately 14.8% to $22,756, and the number of contracts sold increased approximately 43.1% in the first quarter of 2004 when compared to 2003. During the first quarters of 2004 and 2003, the Company did not have any sales of vacation ownership receivables.

Development:

During the first quarter, the Company signed 10 hotel management and franchise contracts (representing approximately 2,000 rooms), including the Sheraton Shenzhen in Shenzhen, China (320 rooms), and the Westin Camporeal Golf & Spa Resort in Turcifal, Portugal (150 rooms), and opened eight new hotels and resorts including: the Sheraton Tunis Hotel (Tunis, Tunisia, 271 rooms), and the Sheraton Hanoi (Hanoi, Vietnam, 156 rooms). The Company expects to open 18 new full service hotels and resorts (approximately 6,000 rooms) around the world in 2004. The Company had approximately 56 hotels and approximately 15,000 rooms in its active global development pipeline at March 31, 2004 with roughly one half of that number in international locations.

Capital:

Gross capital spending during the quarter included approximately $50 million in hotel assets including $7 million for the renovation of the Company’s flagship Sheraton Hotel and Towers in New York and $5 million for the continued renovation of the Phoenician in Phoenix, Arizona; $19 million in VOI capital assets (primarily inventory build), including VOI construction at Westin Ka’anapali Ocean Resort Villas in Maui, Hawaii. Additionally during the quarter, development capital of $132 million included the acquisition of the 413-room Sheraton Kauai Resort for approximately $40 million, the acquisition of Bliss World, LLC for approximately $25 million, a $20 million investment in the St. Regis Anguilla, an approximate $24 million investment for approximately 25% of the limited partnership interests in the Westin Hotels Limited Partnership (which owns the Westin Michigan Avenue in Chicago, IL) and the ongoing development of the St. Regis Museum Tower in San Francisco (269 rooms and 102 condominium units). To date, the Company has invested $155 million in the St. Regis Museum Tower Project, a mixed-use project, which is expected to open in mid-2005. The Company expects to realize gross proceeds of approximately $200 million from the sale of the project’s condominiums. The Company expects to begin taking reservations for these condominiums this quarter.

Dividend:

On January 21, 2004 the Company paid its annual dividend of $0.84 per share to shareholders of record on December 31, 2003.

Balance Sheet:

At March 31, 2004, the Company had total debt of $4.602 billion and cash and cash equivalents (including restricted cash) of $402 million, or net debt of $4.200 billion, compared to net debt of $4.118 billion at the end of the fourth quarter of 2003. In addition, the Company has an approximate $200 million debt investment in Le Meridien hotels.

In order to increase the Company’s fixed to floating debt ratio, during the quarter, the Company terminated approximately $1 billion of fixed to floating interest rate swaps and entered into $300 million of new fixed to floating interest rate swaps. The Company received $33 million from the termination of the $1 billion of interest rate swaps. After giving effect to these new swaps, at March 31, 2004, debt was approximately 81% fixed rate and 19% floating rate and its weighted average maturity was 5.8 years with a weighted average interest rate of 5.55%. The Company had cash (including restricted cash) and availability under domestic and international revolving credit facilities of approximately $1.3 billion.

Outlook:

All comments in the following paragraphs and certain comments in this release above are deemed to be forward-looking statements. These statements reflect expectations of the Company’s performance given its current base of assets and its current understanding of external economic and geo-political environments. Actual results may differ materially.

For the second quarter of 2004, if REVPAR at Same-Store Owned Hotels in North America is up 11% – 12% versus the same period a year ago:

•	EBITDA would be expected to be approximately $280 million.

•	Net income would be expected to be approximately $76 million.

•	EPS would be expected to be approximately $0.35.

For the full year 2004, if REVPAR at Same-Store Owned Hotels in North America increases approximately 8% – 9% versus the full year 2003:

•	Full year revenues, including other revenues from managed and franchised properties, would be expected to be approximately $5.200 billion.

•	Full year Adjusted EBITDA would be expected to increase approximately 16% to approximately $1.065 billion, when compared to 2003 Adjusted EBITDA of $917 million, after adjusting for the 2003 hotel sales.

•	Full year net income would be expected to be approximately $265 million. Full year EPS would be expected to be approximately $1.23 at a 15% effective tax rate, which assumes an annual dividend of $0.84 per Share (payable in January 2005).

•	Full year capital expenditures (excluding timeshare inventory) would be approximately $450 million, including approximately $100 million for the St. Regis San Francisco multi-use project under construction, $150 million for other growth initiatives and $200 million for maintenance capital. Additionally, net capital expenditures for timeshare inventory would be approximately $50 million focusing on projects in Aspen, Maui, Scottsdale and Orlando.

•	For the full year the Company expects cash interest expense of approximately $285 million and cash taxes of approximately $75 million.

Special Items:

The Company had two special items in the first quarter of 2004 which, when considered together, had no impact on the Company’s results. In the first quarter of 2003, the Company recorded $100 million of net charges (after-tax) for special items.

The following represents a reconciliation of income (loss) from continuing operations before special items to income (loss) from continuing operations after special items (in millions, except per share data):

	Three Months Ended
	March 31,
	2004	2003
Income (loss) from continuing operations before special items	$33	$(17)

EPS before special items	$0.16	$(0.08)

Special Items:
Adjustment to costs associated with construction remediation (a)	1	—
Loss on asset dispositions and impairments, net(b)	(1)	(170)

Total special items – pre-tax	—	(170)
Income tax benefit for special items(c)	—	66
Favorable settlement of tax matters(d)	—	4

Total special items – after-tax	—	(100)

Income (loss) from continuing operations	$33	$(117)

EPS including special items	$0.16	$(0.58)

(a)	Represents an adjustment to the Company’s previously recorded share of costs for construction remediation efforts at a property owned by a vacation ownership unconsolidated joint venture.

(b)	Loss of $1 million for the three months ended March 31, 2004 reflects the aggregate of various insignificant charges. Loss for the three months ended March 31, 2003 primarily represents the impairment charge recorded due to the classification of a portfolio of 18 domestic non-core hotels as held for sale, 16 of which were subsequently sold in 2003.

(c)	Represents taxes on special items at the Company’s incremental tax rate.

(d)	Reversal relates to various tax matters related to the ITT merger and were successfully settled during 2003.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Starwood will be conducting a conference call to discuss the first quarter financial results at 12:00 noon (EDT) today. The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company’s website at www.starwood.com. A replay of the conference call will also be available from 3:00 p.m. (EDT) today through 12:00 midnight (EDT) Thursday, April 29, on both the Company’s website and via telephone replay at (719) 457-0820 (access code 685746).

Definitions:

All references to EPS, unless otherwise noted, reflect earnings per diluted share from continuing operations. EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s ability to service debt, fund capital expenditures, pay income taxes and pay cash distributions. It also facilitates comparisons between the Company and its competitors. The Company’s management has historically adjusted EBITDA (“Adjusted EBITDA”) when evaluating operating performance for the total Company as well as for individual properties or groups of properties because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items, such as the special items described on page 6 of this release, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. The Company’s management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions and it is used in the annual budget process. Due to recent guidance from the Securities and Exchange Commission, the Company now does not reflect such items when calculating EBITDA, however the Company continues to adjust for these special items and refers to this measure as Adjusted EBITDA. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and provides a means to evaluate the results of its core on-going operations. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding hotels sold to date and under significant renovation or for which comparable results are not available. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

All references to contract sales reflect vacation ownership sales before revenue adjustments for percentage of completion accounting methodology.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and

110,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the timing and robustness of a recovery from the current global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate and the hotel and vacation ownership businesses, operating risks associated with the hotel and vacation ownership businesses, relationships with customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per Share data)

	Three Months Ended
	March 31,
	2004	2003	% Variance
Revenues
Owned, leased and consolidated joint venture hotels	$769	$732	5.1%
Vacation ownership sales and services	128	92	39.1%
Management fees, franchise fees and other income	90	52	73.1%
Other revenues from managed and franchised properties(a)	240	210	14.3%

	1,227	1,086	13.0%
Costs and Expenses
Owned, leased and consolidated joint venture hotels	607	586	(3.6%)
Vacation ownership	97	71	(36.6%)
Selling, general, administrative and other	82	50	(64.0%)
Depreciation	102	111	8.1%
Amortization	4	4	—
Other expenses from managed and franchised properties(a)	240	210	(14.3%)

	1,132	1,032	(9.7%)
Operating income	95	54	75.9%
Gain on sale of VOI notes receivable	—	1	n/m
Equity earnings from unconsolidated ventures	4	4	—
Interest expense, net of interest income of $0 and $0(b)	(64)	(77)	16.9%
Loss on asset dispositions and impairments, net	(1)	(170)	n/m

Income (loss) from continuing operations before taxes and minority equity	34	(188)	n/m
Income tax benefit (expense)	(2)	70	n/m
Minority equity in net loss	1	1	—

Income (loss) from continuing operations	33	(117)	n/m
Discontinued operations:
Loss from operations, net of taxes of $0 and $0(c)	—	(1)	n/m
Gain on disposition, net of taxes of $0 and $1(d)	1	2	(50.0%)

Net income (loss)	$34	$(116)	n/m

Earnings (Loss) Per Share — Basic
Continuing operations	$0.16	$(0.58)	n/m
Discontinued operations	—	—	—

Net income (loss)	$0.16	$(0.58)	n/m

Earnings (Loss) Per Share — Diluted
Continuing operations	$0.16	$(0.58)	n/m
Discontinued operations	—	—	—

Net income (loss)	$0.16	$(0.58)	n/m

Weighted average number of Shares	205	200

Weighted average number of Shares assuming dilution	211	200

(a)	The Company includes in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer.

(b)	Interest expense is net of $0 and $4 million of discontinued operations allocations for the three months ended March 31, 2004 and 2003, respectively.

(c)	For 2003, the Hotel Principe di Savoia in Milan, Italy (“Principe”) is reported as a discontinued operation as a result of the sale of this hotel in June 2003 with no continuing involvement.

(d)	For 2003 and 2004, the gain on disposition relates to the reversal of a reserve relating to the 1999 divestiture of the Company’s gaming business that is no longer required as the related contingencies have been resolved.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$237	$427
Restricted cash	165	81
Accounts receivable, net of allowance for doubtful accounts of $54 and $53	443	418
Inventories	297	232
Prepaid expenses and other	142	104

Total current assets	1,284	1,262
Investments	432	415
Plant, property and equipment, net	7,025	7,106
Goodwill and intangible assets, net	2,515	2,488
Other assets	669	623

	$11,925	$11,894

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt (a)	$240	$233
Accounts payable	163	171
Accrued expenses	739	836
Accrued salaries, wages and benefits	220	228
Accrued taxes and other	187	176

Total current liabilities	1,549	1,644
Long-term debt (a)	4,362	4,393
Deferred income taxes	880	898
Other liabilities	616	574

	7,407	7,509

Minority interest	28	28

Exchangeable units and Class B preferred shares, at redemption value of $38.50	—	31

Commitments and contingencies
Stockholders’ equity:
Class A exchangeable preferred shares of the Trust; $0.01 par value; authorized 30,000,000 shares; outstanding 600,027 and 480,880 shares at March 31, 2004 and December 31, 2003, respectively	—	—
Corporation common stock; $0.01 par value; authorized 1,050,000,000 shares; outstanding 206,820,250 and 201,812,126 shares at March 31, 2004 and December 31, 2003, respectively	2	2
Trust Class B shares of beneficial interest; $0.01 par value; authorized 1,000,000,000 shares; outstanding 206,820,250 and 201,812,126 shares at March 31, 2004 and December 31, 2003, respectively	2	2
Additional paid-in capital	5,102	4,952
Deferred compensation	(23)	(9)
Accumulated other comprehensive income	(340)	(334)
Accumulated deficit	(253)	(287)

Total stockholders’ equity	4,490	4,326

	$11,925	$11,894

(a)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $416 million and $410 million at March 31, 2004 and December 31, 2003, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Historical Data
(In millions)

	Three Months Ended
	March 31,
	2004	2003	% Variance
Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
Net income (loss)	$34	$(116)	n/m
Interest expense(a)	71	85	(16.5%)
Income tax (benefit) expense(b)	2	(69)	n/m
Depreciation(c)	110	118	(6.8%)
Amortization (d)	6	6	—

EBITDA	223	24	n/m
Adjustment to costs associated with construction remediation	(1)	—	n/m
Loss on asset dispositions and impairments, net	1	170	n/m
Discontinued operations(e)	(1)	(7)	85.7%

Adjusted EBITDA	$222	$187	18.7%

(a)	Includes $7 million and $4 million of interest expense, respectively, related to unconsolidated joint ventures for the three months ended March 31, 2004 and 2003. Also includes $0 and $4 million of interest expense allocated to discontinued operations for the three months ended March 31, 2004 and 2003, respectively.

(b)	Includes $0 million and $1 million of tax expense recorded, respectively, in discontinued operations for the three months ended March 31, 2004 and 2003, respectively.

(c)	Includes $8 million and $6 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for the three months ended March 31, 2004 and 2003. Also includes $0 and $1 million of depreciation expense included in discontinued operations for the three months ended March 31, 2004 and 2003.

(d)	Includes $2 million of Starwood’s share of amortization expense of unconsolidated joint ventures for both the three months ended March 31, 2004 and 2003.

(e)	Excludes the interest expense, taxes, and depreciation balances already added back as noted in (a), (b) and (c) above.

	Three Months Ended
	March 31,
	2004	2003
Cash Flow Data
Net income (loss)	$34	$(116)
Exclude:
Discontinued operations, net	(1)	(1)

Income (loss) from continuing operations	33	(117)
Increase in restricted cash	(84)	(38)
Adjustment to income (loss) from continuing operations and changes in working capital	113	289

Cash from continuing operations	62	134
Cash from discontinued operations	1	7

Cash from operating activities	$63	$141

Cash used for investing activities	$(180)	$(66)

Cash used for financing activities	$(73)	$(28)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Non-GAAP to GAAP Reconciliations – Future Performance
(In millions)

	Three Months	Twelve Months
	Ended	Ended
	June 30, 2004	December 31, 2004
Net income	$76	$265
Interest expense	72	285
Income tax expense	15	46
Depreciation and amortization	117	470

EBITDA	280	1,066
Loss on asset dispositions, net	—	1
Discontinued operations	—	(1)
Costs associated with construction remediation	—	(1)

Adjusted EBITDA	$280	$1,065

Twelve Months
Ended
December 31, 2003
Net income	$309
Interest expense	312
Income tax benefit	(73)
Depreciation	438
Amortization	26

EBITDA	1,012
Loss on asset dispositions and impairments, net	183
Discontinued operations	(252)
Restructuring and other special credits, net	(9)
Costs associated with construction remediation	4

Adjusted EBITDA	938
Hotels sold in 2003	(21)

Adjusted EBITDA excluding hotels sold in 2003	$917

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Three Months Ended March 31, 2004
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL(2)
	2004	2003	Var.	2004	2003	Var.	2004	2003	Var.
	138 Hotels			95 Hotels			43 Hotels
OWNED HOTELS
REVPAR ($)	102.73	92.07	11.6%	103.50	94.63	9.4%	100.51	84.57	18.8%
ADR ($)	159.06	152.08	4.6%	156.41	152.78	2.4%	167.50	149.84	11.8%
OCCUPANCY (%)	64.6%	60.5%	4.1	66.2%	61.9%	4.3	60.0%	56.4%	3.6
	60			37			23

SHERATON
REVPAR ($)	83.88	73.82	13.6%	85.88	77.83	10.3%	79.89	65.83	21.4%
ADR ($)	132.95	127.19	4.5%	132.80	130.66	1.6%	133.28	119.71	11.3%
OCCUPANCY (%)	63.1%	58.0%	5.1	64.7%	59.6%	5.1	59.9%	55.0%	4.9
	35			22			13

WESTIN
REVPAR ($)	114.66	107.52	6.6%	108.85	102.90	5.8%	133.84	123.20	8.6%
ADR ($)	164.73	158.77	3.8%	149.53	146.31	2.2%	226.59	209.40	8.2%
OCCUPANCY (%)	69.6%	67.7%	1.9	72.8%	70.3%	2.5	59.1%	58.8%	0.3
	11			5			6

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	232.91	202.85	14.8%	260.44	232.06	12.2%	176.28	142.48	23.7%
ADR ($)	387.76	367.06	5.6%	380.58	372.03	2.3%	411.33	351.27	17.1%
OCCUPANCY (%)	60.1%	55.3%	4.8	68.4%	62.4%	6.0	42.9%	40.6%	2.3
	12			12

W
REVPAR ($)	137.01	122.51	11.8%	137.01	122.51	11.8%
ADR ($)	205.52	199.74	2.9%	205.52	199.74	2.9%
OCCUPANCY (%)	66.7%	61.3%	5.4	66.7%	61.3%	5.4
	20			19			1

OTHER
REVPAR ($)	68.16	59.27	15.0%	62.39	57.98	7.6%	106.54	68.11	56.4%
ADR ($)	116.35	106.89	8.9%	114.93	112.85	1.8%	122.20	81.79	49.4%
OCCUPANCY (%)	58.6%	55.5%	3.1	54.3%	51.4%	2.9	87.2%	83.3%	3.9

(1)	Hotel Results exclude 23 hotels sold or closed in 2003 and 3 hotels without comparable results

(2)	See next page for breakdown by division

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Three Months Ended March 31, 2004
UNAUDITED

	EUROPE			LATIN AMERICA			ASIA PACIFIC
	2004	2003	Var.	2004	2003	Var.	2004	2003	Var.
	27 Hotels			12 Hotels			4 Hotels
OWNED HOTELS
REVPAR ($)	121.04	106.45	13.7%	71.11	60.46	17.6%	107.56	71.29	50.9%
ADR ($)	223.92	199.05	12.5%	113.79	109.04	4.4%	142.64	101.33	40.8%
OCCUPANCY (%)	54.1%	53.5%	0.6	62.5%	55.4%	7.1	75.4%	70.4%	5.0
	11			9			3

SHERATON
REVPAR ($)	94.42	82.60	14.3%	60.23	49.80	20.9%	108.19	73.28	47.6%
ADR ($)	163.64	146.93	11.4%	100.97	95.68	5.5%	158.67	117.69	34.8%
OCCUPANCY (%)	57.7%	56.2%	1.5	59.6%	52.0%	7.6	68.2%	62.3%	5.9
	10			3

WESTIN
REVPAR ($)	140.19	128.87	8.8%	118.10	108.75	8.6%
ADR ($)	265.87	238.18	11.6%	157.95	153.48	2.9%
OCCUPANCY (%)	52.7%	54.1%	(1.4)	74.8%	70.9%	3.9
	6

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	176.28	142.48	23.7%
ADR ($)	411.33	351.27	17.1%
OCCUPANCY (%)	42.9%	40.6%	2.3
							1

OTHER
REVPAR ($)							106.54	68.11	56.4%
ADR ($)							122.20	81.79	49.4%
OCCUPANCY (%)							87.2%	83.3%	3.9

(1)	Hotel Results exclude 23 hotels sold or closed in 2003 and 3 hotels without comparable results

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Debt Portfolio Summary
As of March 31, 2004
UNAUDITED

	Interest	Balance		Interest	Avg Maturity
Debt	Terms	(in millions)	% of Portfolio	Rate	(in years)
Floating Rate Debt:
Senior credit facility
Revolving credit facility	CBA + 162.5	$14	—%	3.82%	2.5
Term loan	LIBOR + 162.5	300	7%	2.72%	1.8

		314	7%	2.76%	1.8
Mortgages and other	Various	244	5%	5.22%	1.5
Interest rate swaps	Various	300	7%	5.34%

Total Floating		858	19%	4.36%	1.6
Fixed Rate Debt:
Sheraton Holding public debt (1)		1,068	23%	6.00%	8.8
Senior notes (2)		1,532	33%	6.70%	5.8
Convertible debt — Series B		329	7%	3.25%	2.5 (3)
Convertible debt — 2003		360	8%	3.50%	2.1
Mortgages and other		755	17%	7.24%	8.1
Interest rate swaps		(300)	(7)%	7.88%

Total Fixed		3,744	81%	5.82%	6.4

Total Debt		$4,602	100%	5.55%	5.8

(1) Balance consists of outstanding public debt of $1.047 billion and a $21 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and March 2004.

(2) Balance consists of outstanding public debt of $1.495 billion and a $45 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and March 2004 and an ($8) million fair value adjustment related to current fixed to floating interest rate swaps.

(3) Average maturity reflects the maturity date of the revolving credit facility which would be used to refinance the amount put to the Company.

Maturities
<1 year	$240
2-3 years	1,510
4-5 years	1,223
>5 years	1,629

$4,602

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotels without Comparable Results & Other Selected Items
As of March 31, 2004
UNAUDITED ($ millions)

Properties without comparable results in 2004:

Property	Location
Hotel Des Bains (seasonal)	Venice, Italy
Sheraton Kauai Resort (acquired in 2004)	Koloa, HI
Westin Excelsior (seasonal)	Venice, Italy

Properties sold or closed in 2003:

Property	Location
Arlington Marriott	Arlington, VA
Baltimore Marriott	Baltimore, MD
Cervo Hotel & Conference Center	Costa Smeralda, Italy
Hilton Novi	Novi, MI
Hilton Sonoma County	Santa Rosa, CA
Hotel Cala di Volpe	Costa Smeralda, Italy
Hotel Pitrizza	Costa Smeralda, Italy
Hotel Principe di Savoia	Milan, Italy
Hotel Romazzino	Costa Smeralda, Italy
Lenox Inn	Atlanta, GA
North Charleston Sheraton	Charleston, SC
Residence Inn Tyson’s Corner	Vienna, VA
Sheraton Buckhead	Atlanta, GA
Sheraton Chicago Northwest	Arlington Heights, IL
Sheraton College Park	Beltsville, MD
Sheraton Danbury	Danbury, CT
Sheraton Ferncroft	Danvers, MA
Sheraton Gainesville	Gainesville, FL
Sheraton Mofarrej	Sao Paulo, Brazil
Sheraton Norfolk	Norfolk, VA
Wayfarer Inn	Bedford, NH
Westin Southfield	Southfield, MI
Westin Stamford	Stamford, CT

Selected Balance Sheet and Cash Flow Items:

Cash and cash equivalents (including restricted cash of $165 million)	$402
Debt level	$4,602

Revenues and Expenses Associated with Assets Sold in 2003 (1):

	Q1	Q2	Q3	Q4	Full Year
2003
Revenues	$42	$61	$7	$—	$110
Expenses	$38	$45	$6	$—	$89

(1)	Results consist of 20 hotels (excludes the Hotel Principe di Savoia reported in discontinued operations) that were sold in 2003. These amounts are included in the revenues and expenses from owned, leased and consolidated joint venture hotels in 2003.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Capital Expenditures
For the Three Months Ended March 31, 2004
UNAUDITED ($ millions)

Capital Expenditures:
Owned, Leased and Consolidated Joint Venture Hotels	$50
Corporate/IT	4

Subtotal	54
Vacation Ownership Capital Expenditures:
Capital expenditures (includes land acquisition)	4
Inventory	15

Subtotal	19
Development Capital (1)	132

Total Capital Expenditures	$205

(1)	Includes Sheraton Kauai Resort acquisition of $40 million, Bliss World LLC acquisition of approximately $25 million, WHLP investment of $24 million, St. Regis Anguilla investment of $20 million, and St. Regis San Francisco additions of $10 million.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Summary of Portfolio by Ownership & Brand
As of March 31, 2004
UNAUDITED

	North America		Europe, Africa & Middle East		Latin America		Asia Pacific		Total
Owned	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Sheraton	38	16,706	12	3,471	7	3,573	3	1,028	60	24,778
Westin	22	10,352	11	2,385	3	901	—	—	36	13,638
Four Points	6	1,138	—	—	—	—	1	630	7	1,768
W	12	4,369	—	—	—	—	—	—	12	4,369
Luxury Collection	1	654	5	638	2	320	—	—	8	1,612
St. Regis	4	997	1	161	—	—	—	—	5	1,158
Other	13	3,061	—	—	—	—	—	—	13	3,061

Total Owned	96	37,277	29	6,655	12	4,794	4	1,658	141	50,384

Managed & UJV
Sheraton	43	20,411	77	22,321	9	1,811	48	17,338	177	61,881
Westin	38	21,416	6	1,464	—	—	13	5,121	57	28,001
Four Points	14	2,853	6	903	1	128	2	207	23	4,091
W	4	750	—	—	1	237	1	100	6	1,087
Luxury Collection	6	1,508	5	621	6	143	—	—	17	2,272
St. Regis	2	697	1	95	—	—	2	591	5	1,383
Other	1	132	1	405	—	—	2	315	4	852

Total Managed & UJV	108	47,767	96	25,809	17	2,319	68	23,672	289	99,567

Franchised
Sheraton	114	36,419	30	7,278	3	1,087	16	5,453	163	50,237
Westin	19	7,502	3	1,127	3	598	4	1,018	29	10,245
Four Points	88	15,912	10	1,376	8	1,244	1	126	107	18,658
Luxury Collection	2	351	10	1,084	—	—	—	—	12	1,435

Total Franchised	223	60,184	53	10,865	14	2,929	21	6,597	311	80,575

Systemwide
Sheraton	195	73,536	119	33,070	19	6,471	67	23,819	400	136,896
Westin	79	39,270	20	4,976	6	1,499	17	6,139	122	51,884
Four Points	108	19,903	16	2,279	9	1,372	4	963	137	24,517
W	16	5,119	—	—	1	237	1	100	18	5,456
Luxury Collection	9	2,513	20	2,343	8	463	—	—	37	5,319
St. Regis	6	1,694	2	256	—	—	2	591	10	2,541
Other	14	3,193	1	405	—	—	2	315	17	3,913

Total Systemwide	427	145,228	178	43,329	43	10,042	93	31,927	741	230,526

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
2003 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per Share data)

	(Unaudited) Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31	Year
Revenues
Owned, leased and consolidated joint venture hotels	$732	$821	$735	$797	$3,085
Vacation ownership sales and services (a)	92	106	129	112	439
Management fees, franchise fees and other income	52	64	68	71	255
Other revenues from managed and franchised properties	210	220	204	217	851

	1,086	1,211	1,136	1,197	4,630
Costs and Expenses
Owned, leased and consolidated joint venture hotels	586	618	577	611	2,392
Vacation ownership (a)	71	83	98	88	340
Selling, general, administrative and other	50	64	45	41	200
Restructuring and other special charges (credits), net	—	—	(1)	(8)	(9)
Depreciation	111	98	100	101	410
Amortization	4	6	4	5	19
Other expenses from managed and franchised properties	210	220	204	217	851

	1,032	1,089	1,027	1,055	4,203
Operating income	54	122	109	142	427
Gain on sale of VOI notes receivable (b)	1	4	1	9	15
Equity earnings from unconsolidated ventures, net (c)	4	4	2	2	12
Interest expense, net of interest income	(77)	(73)	(69)	(63)	(282)
Loss on asset dispositions and impairments, net	(170)	(6)	(3)	(4)	(183)

Income (loss) from continuing operations before taxes and minority equity	(188)	51	40	86	(11)
Income tax benefit	70	36	7	—	113
Minority equity in net loss (income)	1	—	—	2	3

Income (loss) from continuing operations	(117)	87	47	88	105
Discontinued operations:
Loss from operations, net of tax	(1)	—	—	(1)	(2)
Gain on dispositions, net of tax	2	203	1	—	206

Net income	$(116)	$290	$48	$87	$309

Earnings Per Share — Basic
Continuing operations	$(0.58)	$0.43	$0.23	$0.43	$0.52
Discontinued operations	—	1.00	0.01	—	1.01

Net income	$(0.58)	$1.43	$0.24	$0.43	$1.53

Earnings Per Share — Diluted
Continuing operations	$(0.58)	$0.42	$0.23	$0.42	$0.51
Discontinued operations	—	0.99	—	—	0.99

Net income	$(0.58)	$1.41	$0.23	$0.42	$1.50

Weighted average number of Shares	200	202	203	202	203

Weighted average number of Shares assuming dilution	200	205	208	209	207

The following reclassifications have been made to the above consolidated statements of income, to conform to the current year presentation:

(a)	Vacation ownership revenues were previously a component of other hotel and leisure. Vacation ownership expenses were previously a component of selling, general, administrative and other expenses. These revenues and expenses are now separately disclosed.
(b)	Gain on sale of VOI notes receivable was previously a component of vacation ownership revenues recorded in other hotel and leisure. These gains are now separately disclosed.
(c)	Equity earnings from unconsolidated ventures, net were previously a component of other hotel and leisure. These earnings are now separately disclosed.